Exhibit 99.1
Delek Logistics Partners, LP Reports Fourth Quarter 2020 Results
•Reported fourth quarter net income attributable to all partners of $40.7 million; represents an 88% increase y/y
•EBITDA of $64.0 million represented an increase of 48% y/y
•Zero recordable incidents for the full-year 2020
•Fourth quarter distributable cash flow coverage ratio of 1.41x and total leverage ratio of 3.8x
•Declared fourth quarter distribution of $0.910 per limited partner unit; reflects 2.8% percent increase y/y
•Achieved full-year distribution growth target of 5% in 2020; expect another 5% increase in 2021
•Delivered on year-end distribution coverage and leverage ratio targets earlier than expected
•Announced Sherri A. Brillon to the Board of Directors on February 1, 2021, bringing deep industry experience, diversity and fresh perspective

BRENTWOOD, Tenn., February 23, 2021 -- Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics") today announced its financial results for the fourth quarter 2020. For the three months ended December 31, 2020, Delek Logistics reported net income attributable to all partners of $40.7 million, or $0.94 per diluted common limited partner unit. This compares to net income attributable to all partners of $21.6 million, or $0.52 per diluted common limited partner unit, in the fourth quarter 2019. Net cash from operating activities was $58.4 million in the fourth quarter 2020 compared to $45.8 million in the fourth quarter 2019. Distributable cash flow was $55.9 million in the fourth quarter 2020, compared to $33.0 million in the fourth quarter 2019. Reconciliation of net cash from operating activities as reported under U.S. GAAP to distributable cash flow is included in the financial tables attached to this release.
For the fourth quarter 2020, earnings before interest, taxes, depreciation and amortization ("EBITDA") was $64.0 million compared to $43.3 million in the fourth quarter 2019. Results improved on a year-over-year basis primarily due to the drop down of the Big Spring Gathering System and Trucking Assets and a reduction in operating expenses by $7.5 million, partially due to a decrease in contract services. Reconciliation of net income attributable to all partners as reported under U.S. GAAP to EBITDA is included in the financial tables attached to this release.
Uzi Yemin, Chairman, President and Chief Executive Officer of Delek Logistics' general partner, remarked: "I'm pleased to announce zero recordable incidents for the year, which is a true testament to our employees and our core values. Our fourth quarter results rounded out a stellar year for our company, as we delivered strong relative stock performance, despite macro headwinds for the industry. Net income and EBITDA in the fourth quarter increased approximately 88% and 48%, respectively, versus last year. Distribution growth in the quarter was 2.8% on a year-over-year basis and we delivered on our commitment of 5% distribution growth on a full-year basis. We expect another 5% increase in distributions in 2021, underpinned by our outlook for continued strong operational performance."

Mr. Yemin continued, "Eliminating the incentive distribution rights (IDRs) last year helped lower our cost of capital and positions our company for the next phase of growth. We exceeded our year-end distribution coverage and leverage ratio targets earlier than expected, creating tremendous flexibility as we progress into 2021."
Distribution and Liquidity
On January 22, 2021, Delek Logistics declared a quarterly cash distribution of $0.910 per common limited partner unit for the fourth quarter 2020, which equates to $3.640 per common limited partner unit on an annualized basis. This distribution was paid on February 9, 2021 to unitholders of record on February 2, 2021. This represents a 0.6% increase from the third quarter 2020 distribution of $0.905 per common limited partner unit, or $3.620 per common limited partner unit on an annualized basis, and a 2.8% increase over Delek Logistics’ fourth quarter 2019 distribution of $0.885 per common limited partner unit, or $3.540 per common limited partner unit annualized. For the fourth quarter 2020, the total cash distribution declared to all partners was approximately $39.5 million, resulting in a distributable cash flow coverage ratio of 1.41x.
As of December 31, 2020, Delek Logistics had total debt of approximately $992.3 million and cash of $4.2 million. Additional borrowing capacity, subject to certain covenants, under the $850.0 million credit facility was $103.4 million. The total leverage ratio was within the requirements of the maximum allowable leverage ratio under the credit facility.

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Financial Results
Revenue for the fourth quarter 2020 was $140.1 million compared to $138.6 million in the prior-year period. The increase in revenue is primarily attributable to the drop downs of the Big Spring Gathering System and Trucking Assets but this was largely offset by lower revenue in the West Texas wholesale business. Total operating expenses were $14.9 million in the fourth quarter 2020, compared to $22.3 million in the fourth quarter 2019. The decrease was primarily due to cost control measures put in place at the end of the first quarter 2020 and a lack of spill related expenses that were included in fourth quarter 2019 results. Total contribution margin was $62.0 million in the fourth quarter 2020 compared to $42.5 million in the fourth quarter 2019, mainly driven by the aforementioned contribution from new assets and lower expenses. General and administrative expenses were $5.6 million for the fourth quarter 2020, compared to $5.8 million in the prior-year period.
Pipelines and Transportation Segment
Contribution margin in the fourth quarter 2020 was $44.0 million compared to $25.2 million in the fourth quarter 2019. The drop downs of the Big Spring Gathering System and the Trucking Assets in the first half of 2020 were the primary drivers behind the year-over-year growth. Operating expenses were $10.3 million in the fourth quarter 2020 compared to $18.7 million in the prior-year period largely driven by a lack of environmental remediation costs that were incurred in the fourth quarter of 2019.
Wholesale Marketing and Terminalling Segment
During the fourth quarter 2020, contribution margin was $18.1 million, compared to $17.3 million in the fourth quarter 2019. The increase in contribution margin was primarily due to higher volumes associated with assets and agreements that support the Delek Big Spring refinery in the fourth quarter of 2020, which was partially offset by lower West Texas wholesale margins.
Average terminalling throughput volume of 153,243 barrels per day during the fourth quarter 2020 decreased on a year-over-year basis from 160,298 barrels per day in the fourth quarter 2019. During the fourth quarter 2020, average volume under the East Texas marketing agreement with Delek US was 73,584 barrels per day compared to 73,016 barrels per day during the fourth quarter 2019.
Fourth Quarter 2020 Results | Conference Call Information
Delek Logistics will hold a conference call to discuss its fourth quarter 2020 results on Wednesday, February 24, 2021 at 7:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekLogistics.com. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. An archived version of the replay will also be available at www.DelekLogistics.com for 90 days.
Investors may also wish to listen to Delek US’ (NYSE: DK) fourth quarter 2020 earnings conference call on Wednesday, February 24, 2021 at 8:30 a.m. Central Time and review Delek US’ earnings press release. Market trends and information disclosed by Delek US may be relevant to Delek Logistics, as it is a consolidated subsidiary of Delek US. Investors can find information related to Delek US and the timing of its earnings release online by going to www.DelekUS.com.
About Delek Logistics Partners, LP
Delek Logistics Partners, LP, headquartered in Brentwood, Tennessee, was formed by Delek US Holdings, Inc. (NYSE: DK) to own, operate, acquire and construct crude oil and refined products logistics and marketing assets.
Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws. These statements contain words such as “possible,” “believe,” “should,” “could,” “would,” “predict,” “plan,” “estimate,” “intend,” “may,” “anticipate,” “will,” “if,” “expect” or similar expressions, as well as statements in the future tense, and can be impacted by numerous factors, including the fact that a substantial majority of Delek Logistics' contribution margin is derived from Delek US, thereby subjecting us to Delek US' business risks; risks relating to the securities markets generally; risks and costs relating to the age and operational hazards of our assets including, without limitation, costs, penalties, regulatory or legal actions and other effects related to releases, spills and other hazards inherent in transporting and storing crude oil and intermediate and finished petroleum products; the impact of adverse market conditions affecting the utilization of Delek Logistics' assets and business performance, including margins generated by its wholesale fuel business; the impact of the COVID-19 outbreak on the demand for crude oil, refined products and transportation and storage services; uncertainties regarding future decisions by OPEC regarding production and pricing disputes between OPEC members and Russia; an inability of Delek US to grow as expected as it relates to our potential future growth opportunities, including dropdowns, and other potential benefits; the results of our investments in joint ventures; adverse changes in laws including with respect to tax and regulatory matters; and other risks as disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports and filings with the United States Securities and Exchange Commission. Forward-looking statements include, but are not limited to, statements regarding future growth at Delek Logistics; distributions and the amounts and timing thereof; potential dropdown inventory; expected earnings or returns from joint ventures or other acquisitions; expansion projects; ability to create long-term value for our unit holders; financial flexibility and borrowing capacity; and distribution growth of 5% or at all. Forward-looking statements should not be read as a guarantee of future performance

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or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek Logistics undertakes no obligation to update or revise any such forward-looking statements to reflect events or circumstances that occur, or which Delek Logistics becomes aware of, after the date hereof, except as required by applicable law or regulation
Non-GAAP Disclosures:
Our management uses certain "non-GAAP" operational measures to evaluate our operating segment performance and non-GAAP financial measures to evaluate past performance and prospects for the future to supplement our GAAP financial information presented in accordance with U.S. GAAP. These financial and operational non-GAAP measures are important factors in assessing our operating results and profitability and include:
•Earnings before interest, taxes, depreciation and amortization ("EBITDA") - calculated as net income before net interest expense, income tax expense, depreciation and amortization expense, including amortization of customer contract intangible assets, which is included as a component of net revenues in our accompanying condensed consolidated statements of income.
•Distributable cash flow - calculated as net cash flow from operating activities plus or minus changes in assets and liabilities, less maintenance capital expenditures net of reimbursements and other adjustments not expected to settle in cash. Delek Logistics believes this is an appropriate reflection of a liquidity measure by which users of its financial statements can assess its ability to generate cash.
EBITDA and distributable cash flow are non GAAP supplemental financial measures that management and external users of our condensed consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:
•Delek Logistics' operating performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or, in the case of EBITDA, financing methods;
•the ability of our assets to generate sufficient cash flow to make distributions to our unitholders;
•Delek Logistics' ability to incur and service debt and fund capital expenditures; and
•the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.
Delek Logistics believes that the presentation of EBITDA, distributable cash flow and distributable cash flow coverage ratio provide useful information to investors in assessing its financial condition, its results of operations and the cash flow its business is generating. EBITDA, distributable cash flow and distributable cash flow coverage ratio should not be considered in isolation or as alternatives to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP.
Non-GAAP measures have important limitations as analytical tools, because they exclude some, but not all, items that affect net income and net cash provided by operating activities. These measures should not be considered substitutes for their most directly comparable U.S. GAAP financial measures. Additionally, because EBITDA and distributable cash flow may be defined differently by other partnerships in its industry, Delek Logistics' definitions of EBITDA and distributable cash flow may not be comparable to similarly titled measures of other partnerships, thereby diminishing their utility. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

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Delek Logistics Partners, LP
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except unit and per unit data)
	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$4,243	$5,545
Accounts receivable	15,676	13,204
Accounts receivable from related parties	5,932	—
Inventory	3,127	12,617
Other current assets	331	2,204
Total current assets	29,309	33,570
Property, plant and equipment:
Property, plant and equipment	692,282	461,325
Less: accumulated depreciation	(227,470)	(166,281)
Property, plant and equipment, net	464,812	295,044
Equity method investments	253,675	246,984
Operating lease right-of-use assets	24,199	3,745
Goodwill	12,203	12,203
Marketing Contract Intangible, net	123,788	130,999
Rights-of-way	36,316	15,597
Other non-current assets	12,115	6,305
Total assets	$956,417	$744,447

LIABILITIES AND DEFICIT
Current liabilities:
Accounts payable	$6,659	$12,471
Accounts payable to related parties	—	8,898
Interest payable	2,452	2,572
Excise and other taxes payable	4,969	3,941
Current portion of operating lease liabilities	8,691	1,435
Accrued expenses and other current liabilities	5,529	5,765
Total current liabilities	28,300	35,082
Non-current liabilities:
Long-term debt	992,291	833,110
Asset retirement obligations	6,015	5,588
Deferred tax liabilities	616	215
Operating lease liabilities, net of current portion	15,418	2,310
Other non-current liabilities	22,078	19,261
Total non-current liabilities	1,036,418	860,484
Total liabilities	1,064,718	895,566
Equity (Deficit):
Common unitholders - public; 8,697,468 units issued and outstanding at December 31, 2020 (9,131,579 at December 31, 2019)	164,614	164,436
Common unitholders - Delek Holdings; 34,745,868 units issued and outstanding at December 31, 2020 (15,294,046 at December 31, 2019)	(272,915)	(310,513)
General partner - 0 units issued and outstanding at December 31, 2020 (498,482 at December 31, 2019)	—	(5,042)
Total deficit	(108,301)	(151,119)
Total liabilities and deficit	$956,417	$744,447

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except unit and per unit data)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Net revenues:
Affiliate	$92,927	$69,484	$382,666	$261,014
Third-party	47,185	69,126	180,752	322,978
Net revenues	140,112	138,610	563,418	583,992
Cost of sales:
Cost of materials and other	63,217	73,760	269,094	336,473
Operating expenses (excluding depreciation and amortization presented below)	14,575	22,023	53,846	71,341
Depreciation and amortization	10,780	6,443	33,737	24,893
Total cost of sales	88,572	102,226	356,677	432,707
Operating expenses related to wholesale business (excluding depreciation and amortization presented below)	281	314	2,433	2,816
General and administrative expenses	5,614	5,769	22,587	20,815
Depreciation and amortization	499	457	1,994	1,808
Other operating expense (income), net	41	129	(66)	34
Total operating costs and expenses	95,007	108,895	383,625	458,180
Operating income	45,105	29,715	179,793	125,812
Interest expense, net	10,020	12,164	42,874	47,328
Income from equity method investments	(5,818)	(4,972)	(22,693)	(19,832)
Other expense, net	30	139	133	600
Total non-operating expenses, net	4,232	7,331	20,314	28,096
Income before income tax expense	40,873	22,384	159,479	97,716
Income tax expense	156	746	223	967
Net income attributable to partners	$40,717	$21,638	$159,256	$96,749
Comprehensive income attributable to partners	$40,717	$21,638	$159,256	$96,749

Less: General partner's interest in net income, including incentive distribution rights	—	8,834	18,724	33,080
Limited partners' interest in net income	$40,717	$12,804	$140,532	$63,669

Net income per limited partner unit:
Common units - basic	$0.94	$0.52	$4.18	$2.61
Common units - diluted	$0.94	$0.52	$4.18	$2.61

Weighted average limited partner units outstanding:
Common units - basic	43,435,153	24,419,189	33,594,284	24,413,294
Common units - diluted	43,441,693	24,424,715	33,597,418	24,418,641

Cash distribution per limited partner unit	$0.910	$0.885	$3.605	$3.440

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Delek Logistics Partners, LP
Condensed Consolidated Statements of Cash Flows (Unaudited) (In thousands)
	Year Ended December 31,
	2020	2019
Cash flows from operating activities
Net income	$159,256	$96,749
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	35,731	26,701
Non-cash lease expense	6,075	193
Amortization of customer contract intangible assets	7,211	7,211
Amortization of deferred revenue	(1,888)	(1,688)
Amortization of deferred financing costs and debt discount	2,412	2,629
Accretion of asset retirement obligations	427	397
Income from equity method investments	(22,693)	(19,832)
Dividends from equity method investments	25,436	16,108
Gain on disposal of assets	(66)	(197)
Deferred income taxes	401	496
Other non-cash adjustments	491	1,061
Changes in assets and liabilities:
Accounts receivable	(2,472)	8,382
Inventories and other current assets	11,363	(7,702)
Accounts payable and other current liabilities	(13,479)	(4,836)
Accounts receivable/payable to related parties	(14,628)	1,065
Non-current assets and liabilities, net	(561)	3,662
Changes in assets and liabilities	(19,777)	571
Net cash provided by operating activities	193,016	130,399
Cash flows from investing activities
Asset acquisitions from Delek Holdings, net of assumed liabilities	(100,527)	—
Purchases of property, plant and equipment	(13,271)	(9,070)
Proceeds from sales of property, plant and equipment	107	144
Purchases of intangible assets	(13)	—
Distributions from equity method investments	2,741	804
Equity method investment contributions	(12,175)	(139,294)
Net cash used in investing activities	(123,138)	(147,416)
Cash flows from financing activities
Proceeds from issuance of additional units to maintain 2% General Partner interest	10	8
Distributions to general partner	(27,635)	(31,654)
Distributions to common unitholders - public	(31,532)	(30,626)
Distributions to common unitholders - Delek Holdings	(77,665)	(51,388)
Distributions to Delek Holdings unitholders and general partner related to Trucking Assets Acquisition	(47,558)	—
Distribution to general partner for conversion of its interest and IDR elimination	(45,000)	—
Proceeds from revolving credit facility	599,600	564,700
Payments on revolving credit facility	(441,400)	(433,000)
Net cash (used in) provided by financing activities	(71,180)	18,040
Net (decrease) increase in cash and cash equivalents	(1,302)	1,023
Cash and cash equivalents at the beginning of the period	5,545	4,522
Cash and cash equivalents at the end of the period	$4,243	$5,545
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$40,582	$44,791
Income taxes	$98	$144
Non-cash investing activities:
Increase (decrease) in accrued capital expenditures	$198	$917
Equity issuance to Delek Holdings unitholders in connection with Big Spring Gathering Assets Acquisition	$109,513	$—
Non-cash financing activities:
Sponsor contribution of property, plant and equipment	$2,938	$—
Non-cash lease liability arising from obtaining right of use assets during the period	$32,090	$1,285
Non-cash lease liability arising from recognition of right of use assets upon adoption of ASU 2016-02	$—	$2,654

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Delek Logistics Partners, LP
Reconciliation of Amounts Reported Under U.S. GAAP
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Reconciliation of Net Income to EBITDA:
Net income	$40,717	$21,638	$159,256	$96,749
Add:
Income tax expense	156	746	223	967
Depreciation and amortization	11,279	6,900	35,731	26,701
Amortization of customer contract intangible assets	1,803	1,803	7,211	7,211
Interest expense, net	10,020	12,164	42,874	47,328
EBITDA	$63,975	$43,251	$245,295	$178,956

Reconciliation of net cash from operating activities to distributable cash flow:
Net cash provided by operating activities	$58,362	$45,809	$193,016	$130,399
Changes in assets and liabilities	1,236	(14,793)	19,777	(571)
Non-cash lease expense	(3,839)	2,361	(6,075)	(193)
Distributions from equity method investments in investing activities	18	—	2,741	804
Maintenance and regulatory capital expenditures	(536)	(2,947)	(1,296)	(8,569)
Reimbursement from Delek Holdings for capital expenditures	182	3,221	263	5,828
Accretion of asset retirement obligations	(107)	(99)	(427)	(397)
Deferred income taxes	589	(611)	(401)	(496)
Other operating (expense) income, net	(41)	102	66	197
Distributable Cash Flow	$55,864	$33,043	$207,664	$127,002

Delek Logistics Partners, LP
Distributable Coverage Ratio Calculation
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
Distributions to partners of Delek Logistics, LP	2020	2019	2020	2019
Limited partners' distribution on common units	$39,533	$21,616	$127,070	$83,873
General partner's distributions	—	444	986	1,711
General partner's incentive distribution rights	—	8,573	17,632	31,781
Total distributions to be paid (1)	$39,533	$30,633	$145,688	$117,365

Distributable cash flow	$55,864	$33,043	$207,664	$127,002
Distributable cash flow coverage ratio (2)	1.41x	1.08x	1.43x	1.08x
(1) The distributions for the three months ended and year ended December 31, 2020 reflect the impact of the distribution waiver that waived all of the distributions for the first quarter of 2020 on the 5.0 million Additional Units, related to the Big Spring Gathering Assets transaction, with respect to base distributions and the IDRs. In addition, the distributions for the three months ended and year ended December 31, 2020 reflect the waiver of distributions in respect of the IDRs associated with the Additional Units for at least two years. Subsequently, the IDRs were eliminated in the Restructuring Transaction on August 13, 2020.
(2) Distributable cash flow coverage ratio is calculated by dividing distributable cash flow by distributions to be paid in each respective period.

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Delek Logistics Partners, LP
Segment Data (unaudited)
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Pipelines and Transportation
Net revenues:
Affiliate	$65,588	$42,517	$233,873	$155,211
Third party	3,009	6,374	17,596	23,107
Total pipelines and transportation	68,597	48,891	251,469	178,318
Cost of sales:
Cost of materials and other	14,312	4,955	45,934	22,826
Operating expenses (excluding depreciation and amortization)	10,331	18,718	42,267	54,827
Segment contribution margin	$43,954	$25,218	$163,268	$100,665
Total Assets	$723,317	$509,666

Wholesale Marketing and Terminalling
Net revenues:
Affiliates (1)	$27,339	$26,967	$148,793	$105,803
Third party	44,176	62,752	163,156	299,871
Total wholesale marketing and terminalling	71,515	89,719	311,949	405,674
Cost of sales:
Cost of materials and other	48,905	68,805	223,160	313,647
Operating expenses (excluding depreciation and amortization)	4,525	3,619	14,012	19,330
Segment contribution margin	$18,085	$17,295	$74,777	$72,697
Total Assets	$206,918	214,259

Consolidated
Net revenues:
Affiliates	$92,927	$69,484	$382,666	$261,014
Third party	47,185	69,126	180,752	322,978
Total consolidated	140,112	138,610	563,418	583,992
Cost of sales:
Cost of materials and other	63,217	73,760	269,094	336,473
Operating expenses (excluding depreciation and amortization presented below)	14,856	22,337	56,279	74,157
Contribution margin	62,039	42,513	238,045	173,362
General and administrative expenses	5,614	5,769	22,587	20,815
Depreciation and amortization	11,279	6,900	35,731	26,701
Other operating expense (income), net	41	129	(66)	34
Operating income	$45,105	$29,715	$179,793	$125,812
Other Assets	$26,182	$20,522
Total Assets	$956,417	$744,447
(1) Affiliate revenue for the wholesale marketing and terminalling segment is presented net of amortization expense pertaining to the marketing contract intangible we acquired in connection with the Big Spring acquisition.

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Delek Logistics Partners, LP
Segment Capital Spending
(In thousands)
	Three Months Ended December 31,		Year Ended December 31,
Pipelines and Transportation	2020	2019	2020	2019
Maintenance capital spending	$1,265	$2,434	$1,732	$6,435
Discretionary capital spending	2,942	40	5,899	165
Segment capital spending	$4,207	$2,474	7,631	6,600
Wholesale Marketing and Terminalling
Maintenance capital spending	$232	$1,199	1,712	2,588
Discretionary capital spending	4,092	295	6,106	799
Segment capital spending	$4,324	$1,494	7,818	3,387
Consolidated
Maintenance capital spending	$1,497	$3,633	3,444	9,023
Discretionary capital spending	7,034	335	12,005	964
Total capital spending	$8,531	$3,968	$15,449	$9,987

Delek Logistics Partners, LP
Segment Data (Unaudited)
	Three Months Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019
Pipelines and Transportation Segment:
Throughputs (average bpd)
El Dorado Assets:
Crude pipelines (non-gathered)	66,521	69,910	74,179	49,485
Refined products pipelines to Enterprise Systems	48,900	53,960	53,702	37,716
El Dorado Gathering System	13,308	15,919	13,466	15,325
East Texas Crude Logistics System	16,719	16,612	15,960	19,927
Big Spring Gathering System (1)	76,795	—	82,817	—
Plains Connection System (1)	120,304	—	104,770	—

Wholesale Marketing and Terminalling Segment:
East Texas - Tyler Refinery sales volumes (average bpd) (2)	73,584	73,016	71,182	74,206
Big Spring marketing throughputs (average bpd)	84,219	79,985	76,345	82,695
West Texas marketing throughputs (average bpd)	9,915	9,972	11,264	11,075
West Texas gross margin per barrel	$2.36	$3.12	$2.37	$4.44
Terminalling throughputs (average bpd)	153,243	160,298	147,251	160,075
(1) Throughput for the Big Spring Gathering System and the Plains Connection System are for 275 days we owned the assets following the Big Spring Gathering Assets Acquisition effective March 31, 2020.
(2) Excludes jet fuel and petroleum coke.

Investor/Media Relations Contacts:
Blake Fernandez, Senior Vice President of Investor Relations and Market Intelligence, 615-224-1312

Media/Public Affairs Contact:
Michael P. Ralsky, Vice President - Government Affairs, Public Affairs & Communications, 615-435-1407

Information about Delek Logistics Partners, LP can be found on its website (www.deleklogistics.com), investor relations webpage (ir.deleklogistics.com), news webpage (www.deleklogistics.com/news) and its Twitter account (@DelekLogistics).

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